UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

ST. BERNARD SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science

San Diego, CA 92128

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2008, the Board of Directors of the Company approved the Company’s 2008 Variable (Bonus) Compensation Plan (the “2008 Bonus Plan”) for the 2008 fiscal year for employees that have a Director, Vice President, and Executive title, including the Chief Executive Officer (the “Participants”). Under the terms of the 2008 Bonus Plan, the Participants will be eligible to receive certain bonus payments upon the achievement of certain income or net billing goals.

Vince Rossi, the Company’s CEO and interim CFO, will be eligible to receive 50% of his base salary in variable compensation. Mr. Rossi’s base salary is $300,000, therefore, he is entitled to earn up to $150,000 in variable compensation. The first half of Mr. Rossi’s variable compensation is based on net billings and the second half is based on Income before Provision for Income Tax, or IBIT. At 75% of actual net billings to planned net billings, Mr. Rossi will be entitled to receive 50% of the first half of his variable compensation based on net billings, increasing 2% for every 1% increase in net billings. No variable compensation will be earned if net billings are below 75% of the committed operating plan. The Company uses the concept of “billings” to describe amounts invoiced for St. Bernard’s executed contracts where a right to collect on those contracts exists. In addition, Mr. Rossi is eligible for an annual bonus amount for over-plan achievement. For each percentage point above the annual planned net billings, an additional 1% of target bonus shall be paid. At 90% of IBIT of the 2008 Operating Plan, Mr. Rossi is eligible to receive 90% of the second half of his variable compensation based on IBIT, increasing 1% for every 1% increase in IBIT up to 100%. No variable compensation will be earned if IBIT is below 90% of the committed operating plan. By way of example, at 75% annual net billings and 90% annual IBIT, Mr. Rossi would be entitled to receive $105,000 annually; at 100% annual net billings and 100% annual IBIT, he would be entitled to receive $150,000 annually and at 110% annual net billings and 110% annual IBIT he would be entitled to receive $157,500 annually. The bonuses will be measured and earned quarterly, and paid on January 20, 2009.

Steve Yin, the Company’s Vice President of Sales and Marketing, shall be eligible to receive variable compensation should the company’s actual net billings exceed 70% of the 2008 annual operating plan. Mr. Yin’s variable compensation is calculated at .71% of first quarter actual net billings and adjusts downward quarterly to .49% of fourth quarter actual net billings. Mr. Yin is also eligible for an additional 2% commissions on net billings that exceed the 2008 annual operating plan. By way of example, if the Company reaches 100% of its forecasted net billings, Mr. Yin would earn approximately $115,000 in variable compensation; at 110% of plan, Mr. Yin would be entitled to receive $156,000. Variable compensation will be measured and paid monthly.

All other participants in the Variable Compensation Plan are eligible to receive up to 15-20% of their annual salary, the targeted amount, if actual net billings exceed 75% of the 2008 annual operating plan. At 75% of net billings, participants will receive 50% of their targeted amount, increasing 2% for every 1% increase in net billings. For example, if actual net billings are 76% of plan, the variable compensation will be 52% of the targeted amount. Variable Compensation is earned and paid quarterly. In addition, participants are eligible for an annual bonus amount for over-plan achievement. For each percentage point above the annual net billings plan, an additional 1% of target bonus shall be paid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: April 28, 2008	By:	/s/ Vincent Rossi
Vincent Rossi
Chief Executive Officer Acting Chief Financial Officer